11.	PROXY VOTING

POLICY

As part of Firm policy, Nightview Capital exercises authority over proxies when authorized to do so. A disclosure regarding this policy is included in Nightview Capital’s Brochure. Nightview Capital will vote proxies in a manner that is consistent with the general antifraud provisions of the Advisers Act and applicable federal and state law.

BACKGROUND

Proxy voting is an important right of shareholders; thus, reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised. SEC registered investment advisers who exercise voting authority with respect to client securities are required by Rule 206(4)-6 of the Advisers Act to: (1) adopt and implement written policies and procedures that are reasonably designed to ensure that client securities are voted in the best interests of clients, which must include how an adviser addresses material conflicts that may arise between an adviser’s interests and those of its Funds; (2) disclose to Fund Investors how they may obtain information from the adviser with respect to the voting of proxies for their securities; (3) describe summary of its Proxy Voting Policies and Procedures and, upon request, furnish a copy to Fund Investors and (4) maintain certain records relating to the adviser’s proxy voting activities when the adviser does have proxy voting authority.

PROCEDURE

Operational Guidelines

When voting proxies, Nightview Capital will vote such securities for the exclusive benefit and in the best economic interest of the Fund as determined by Nightview Capital in good faith. These voting responsibilities are exercised in accordance with the applicable provisions of the Investment Advisers Act of 1940, as amended, as well as with Nightview Capital’s fiduciary duties under applicable law to act in the best interests of its clients.

On occasion, Nightview Capital may refrain from voting a proxy. This may be done, for example where:

(1)	the cost of voting the proxy outweighs the potential benefit derived from voting; (2) a proxy is received with respect to securities that have been sold before the date of the shareholder meeting and are no longer held in a Client account; (3) the terms of an applicable securities lending agreement prevent Nightview Capital from voting with respect to a loaned security; (4) despite reasonable efforts, Nightview Capital receives proxy materials without sufficient time to reach an informed voting decision and vote the proxies; (5) the terms of the security or any related agreement or applicable law preclude Nightview Capital from voting; or (6) the terms of an applicable advisory agreement reserve voting authority to the Client or another party.

Though it may not be clear how best to vote a proxy to maximize shareholder value or be able to decide with certainty, these policies are intended to provide guidance so that Nightview Capital acts in a manner it deems to be prudent and diligent and which is intended to enhance the economic value of the Fund’s assets.

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Absent good reason to the contrary, Nightview will generally give substantial weight to management recommendations regarding voting. This is based on the view that management is usually in the best position to know which corporate actions are in the best interests of common shareholders as a whole.

Nightview will generally vote for routine matters proposed by issuer management, such as setting a time or place for an annual meeting, changing the name or fiscal year of the company, or voting for directors in favor of the management proposed slate. Other routine matters in which Nightview will generally vote along with company management include appointment of auditors, fees paid to board members, and change in the board structure. Nightview will generally vote along with management as long as the proposal does not: i) measurably change the structure, management, control or operations of the company; ii) measurably change the terms of, or fees or expenses associated with, an investment in the company; and (iii) the proposal is consistent with customary industry standards and practices, as well as the laws of the state of incorporation applicable to the company.

Identifying and Addressing Conflicts of Interest

Nightview Capital acknowledges its responsibility for identifying material conflicts of interest related to voting proxies. To ensure that Nightview Capital is aware of the facts necessary to identify conflicts, management of Nightview Capital must disclose to the CCO any personal conflicts such as officer or director positions held by them, their spouses or close relatives, in any portfolio company. Conflicts based on business relationships with Nightview Capital or any affiliate of Nightview Capital will be considered only to the extent Nightview Capital has actual knowledge of such relationships. If a conflict may exist which cannot be otherwise addressed by the CCO, or his or her designee, Nightview Capital may choose one of several options including: (1) “echo” or “mirror” voting the proxies in the same proportion as the votes of other proxy holders that are not Nightview Capital Clients; (2) if possible, erecting information barriers around the person or persons making the voting decision sufficient to insulate the decision from the conflict; or (3) if agreed upon in writing with the Client, forwarding the proxies to affected Clients and allowing them to vote their own proxies.

Where a proxy proposal raises a material conflict of interest between the interests of Nightview Capital and the ETF, the Adviser shall disclose the conflict to the Board and obtain the Board’s consent to the proposed vote prior to voting on such proposal. The Adviser shall resolve such conflict in the manner described below.

1.	Detailed Disclosure to the Board. To enable the Board to make an informed decision regarding the vote in question, such disclosure to the Board shall include sufficient detail regarding the matter to be voted on and the nature of the conflict. When the Board does not respond to such a conflict disclosure request or denies the request, the Adviser shall abstain from voting the securities held by the relevant Fund.

2.	Use of Independent Third Party. To the extent there is a conflict of interest between the Adviser, the Fund’s principal underwriters, or an affiliated person of the Adviser or a principal underwriter and one or more Funds and the Adviser notifies the Board of such conflict, the Board may vote the proxy in accordance with the recommendation of an independent third party.

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Disclosure Policy

Fund Investors may request a copy of Nightview Capital’s Proxy Procedures and/or information regarding how Nightview Capital voted by contacting the Firm.

Shareholders of the ETF are directed in its disclosure documents to contact the Fund Administrator for proxy voting requests.

ETF Procedures and N-PX

Nightview Capital will report to the Trust Board on the implementation and administration of these policies and procedures, including proxy votes involving a conflict of interest and deviations from the stated voting guidelines. The Firm shall assist the Trust in the preparation of Form N-PX by providing reports as requested, which summarize its proxy voting activities on behalf of the ETF. Form N-PX is due no later than August 31 of each year. The CCO will ensure that any amendments to the policy are reviewed and approved by the Trust Board.

N-PX

Form N-PX must be filed by an institutional investment adviser exercising investment discretion over accounts having in the aggregate more than $100 million in U.S. equity securities. Rule 14Ad-1 of the Exchange Act requires that a manager report a say-on-pay vote if the manager “exercised voting power” over the security. As defined in Rule 14Ad-1, voting power exists if a manager has the ability to vote the security or direct the voting of the security, including the ability to determine whether to vote the security at all, or to recall a loaned security before a vote.

Form N-PX requires managers to disclose the number of shares voted (or instructed to be voted) and how those shares were voted (e.g., for or against proposal, or abstain), as reflected in their records at the time of filing a report on Form N-PX. If a manager has not received confirmation of the actual number of votes cast, the Form N-PX report instead may reflect the number of shares instructed to be cast on the date of the vote. If the votes were cast in multiple manners (e.g., both for and against), managers must disclose the number of shares voted (or instructed to be voted) in each manner. Form N-PX requires disclosure of the number of shares the manager loaned and did not recall in addition to the number of shares a manager voted.

Nightview Capital is required to file Form N-PX by August 31, 2024, covering the period July 1, 2023 to June 30, 2024, on behalf of the private fund it previously operated throughout 2023.

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